Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (“Agreement”), dated as of April 23, 2021, is executed by PATRICK T. FILES, JR. and JENNIFER S. FILES, husband and wife (collectively “Borrower”) and VAULT HOLDING, LLC, a Delaware limited liability company (“Lender’’).

RECITALS

A. Borrower desires to borrow funds from Lender for the purposes of (1) developing a commercial retail project located on certain real property located in Ridgefield, Clark County, State of Washington (the “Premises”), which are more particularly described in Exhibit A attached hereto, and (2) closing costs, interest reserves and other costs and expenses related to the subject loan (collectively the “Loan Purpose”).

B. Lender desires to loan funds to Borrower for the foregoing purposes pursuant to the terms of this Agreement, which loans shall be evidenced by a promissory note (the “Note”) that is secured by a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing on the Premise (the “Security Instrument”). Borrower has also executed in favor of Lender an Environmental Indemnity Agreement (the “Environmental Indemnity”). This Agreement, the Note, the Security Instrument, and the Environmental Indemnity are collectively referred to as the “Loan Documents.”

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower hereby agrees as follows:

1. Loan Amount.

a. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender agrees to advance to Borrower the principal sum of Two Million and No/100 US Dollars (U.S. $2,000,000.00) (the “Loan”).

b. The Loan proceeds shall be distributed to Borrower on the following terms and conditions:

1. One Million and no/100 US Dollars ($1,000,000.00) on or about April 23, 2021.

ii. One Million and no/100 US Dollars ($1,000,000.00) (the ‘‘Discretionary Loan”) upon written request of Borrower (the “Disbursement Request”) delivered to Lender on or before October 22, 2021, which written request shall reasonably describe the anticipated uses of the requested funds and include documentation and information reasonably requested by Lender. Borrower acknowledges and agrees that Lender shall have sole and absolute discretion in determining whether to make the Discretionary Loan. Lender shall notify Borrower within 15 business days after Lender’s receipt of the Disbursement Request as to whether Lender will make the Discretionary Loan. For the avoidance of doubt, (a) the maximum amount of the Discretionary Loan will be $1,000,000.00, (b) Borrower may only make one request for the Discretionary Loan, and (c) Lender may make the Discretionary Loan in an amount less than $1,000,000.00. As a condition precedent to making the Discretionary Loan, Lender shall receive an endorsement to its title insurance policy confirming that the priority of the lien of the Security Instrument is acceptable to Lender in its sole and absolute discretion. The cost of such endorsement shall be paid by Borrower. Borrower agrees to execute and deliver any documents reasonably requested by Lender with respect to documenting the Discretionary Loan, including amendments to this Agreement, the Note and Security Instrument. For the avoidance of doubt, Lender shall not make the Discretionary Loan if it does not receive Borrower’s written request for the Discretionary Loan on or before October 22, 2021.

2. Loan Terms. Borrower agrees that the following terms and conditions shall apply to the Loan.

a. The term of the loan shall be twelve (12) months (the “Term”) and shall commence on April 23, 2021 (“Commencement Date”) and end on April 23, 2022 (“Maturity Date”).

b. The unpaid principal balance of the Loan shall bear interest at the rate of eight percent (8%) per annum (“Interest Rate”) during the Term, subject to application of the Default Rate (as defined below). Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

c. Payments under the Note shall be made monthly as more fully set forth in Section 3 below. Notwithstanding any payment schedule or monthly installments, all sums due under the Note and the other Loan Documents shall be paid in full on or before the Maturity Date.

d. Upon the occurrence of an Event of Default as defined in the Note, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal balance of the Loan at the rate of twelve percent (12%) per annum (“Default Rate”), which shall be in addition to and not in lieu of all other remedies of Lender.

e. Borrower may pay before due any principal portion of the Loan without penalty.

3. Payments. Commencing on May 1, 2021 and on the first day of each calendar month through the Term, Borrower shall pay Lender an amount equal to all accrued interest hereunder. The Loan is not a revolving line of credit, and no amount of the principal portion of the Loan that is repaid is eligible for re-borrowing by Borrower.

4 .. Use of Proceeds. The Loan proceeds shall be used exclusively for the Loan Purpose.

5. Loan Documents. The Loan made by Lender to Borrower hereunder shall be evidenced by the Note, in form satisfactory to Lender in its sole discretion, which Borrower will execute and deliver at the Closing together with the other documents set forth in Section 7 below. In order to secure the obligations of Borrower under this Agreement and the Note, Borrower shall execute and deliver the Security Instrument, in form satisfactory to Lender in its sole discretion.

6. Closing. Subject to the satisfaction of the terms and conditions set forth in Section 7 below, the closing of the loan transaction contemplated by this Agreement (the “Closing”) shall take place on or before April 23, 2021 (the “Closing Date”) at the offices of Fidelity National Title Company of Washington, Inc., attention: Melissa Miller (“Title Company”), or such other place as Lender shall designate.

7. Conditions to Closing.

a. The obligation of Lender to make and fund the Loan at the Closing is subject to satisfaction of the following:

i. Borrower shall have delivered to Lender (A) this Agreement, the Note, the Security Instrument, and the Environmental Indemnity duly executed by each Borrower; and (B) such other documents and instruments as Lender and its counsel may reasonably request consistent with the terms of this Agreement;

ii. Title Company shall be irrevocably committed to issue Lender a policy of title insurance insuring Lender’s interest in the Security Instrument in the full amount of the Loan and such policy of title insurance is in form reasonably acceptable to Lender;

iii. Borrower shall pay Lender the loan fee in the amount of $40,000.00, which Borrower agrees is earned by Lender upon Closing; and

iv. Borrower shall pay all fees and expenses incurred by Lender in connection with making the Loan, including the cost of the title insurance policy described in (ii) above, Lender’s attorney fees that are estimated to be $8,000.00, and the cost of an appraisal of the Premises.

b. The obligations of Borrower to proceed at the Closing are subject to satisfaction of the following:

i. Lender shall have delivered this Agreement executed by an authorized manager or officer of Lender.

8. Insurance.

a. Borrower shall maintain (i) property and casualty insurance on the Premises in an insured amount and with coverages reasonably acceptable to Lender, (ji) commercial general liability insurance and such excess coverage that is reasonably acceptable to Lender, and (iii) any other insurance required to be maintained by Borrower under any of the Loan Documents .

b. Prior to the Commencement Date, Borrower shall provide to Lender certificates of insurance naming Lender as an additional insured on all policies of insurance required under this Agreement.

9. Representations and Warranties of Borrower; Covenants of Borrower.

a. Borrower has full power and authority to execute and deliver this Agreement and the other Loan Documents and perform its obligations hereunder and thereunder. The Loan Documents have been duly executed by Borrower. Each of this Agreement and the Loan Documents constitutes the valid and legally binding obligation of Borrower, enforceable against it in accordance with their respective terms and conditions. The execution, delivery and performance by Borrower of this Agreement and of the Loan Documents do not and shall not (i) conflict with or result in a breach of, (ii) result in the creation of a lien on Borrower’s assets under (other than with respect to the Security Instrument), (iii) give a third party the right to modify, terminate or accelerate any obligations of Borrower or (iv) require any authorization, exemption or other action by or notice to or filing with a court or administrative or governmental body or agency (other than with respect to the Security Instrument) pursuant to, any of the constituent documents of Borrower, any law, statute, rule or regulation to which Borrower or any of its assets is subject, or any agreement, instrument, order, judgment or decree to which Borrower is subject.

b. Borrower shall not, during the Term, (i) grant to any third party, or permit or take any action that would lead to the filing of, any mortgage, lien, or security interest of any kind with respect to the Premises; or (ii) take any other action (or fail to take action) which would immediately or with the passage of time, constitute a breach of any of the Loan Documents or Lender’s rights under the Loan Documents.

c. Borrower has established and shall maintain at all times with Lender while any of the indebtedness evidenced by the Note remains unpaid a reserve for the payment of interest on the Loan (the “Interest Reserve”). Contemporaneously with the execution of this Agreement, Borrower has deposited the sum of $150,000.00 into the Interest Reserve out of the proceeds of the Loan. So long as Borrower is not in default under any of its obligations under this Agreement or any other Loan Document, commencing May 1, 2021, and on the first day of each calendar month thereafter, funds in the Interest Reserve shall be advanced by Lender to itself in order to pay the monthly interest payments due under the Note. Borrower acknowledges and agrees that Borrower shall be solely responsible for timely paying the amounts due under the Note if (i) the balance of the Interest Reserve has been reduced to $0.00, or (ii) application of funds in the Interest Reserve has been suspended as a result of Borrower being in default of its obligations under this Agreement or any of the Loan Documents. If application of the Interest Reserve does not fully pay the applicable interest due and payable under the Note, Borrower shall pay the unpaid balance to Lender on or before the date the subject interest payment is due. In the event of a default by Borrower of its obligations under any of the Loan Agreements, the existing balance of the Interest Reserve shall constitute cash collateral under the terms of the applicable Loan Documents. Borrower acknowledges the Interest Reserve is funded from proceeds of the Loan and such proceeds constitute principal under the Note notwithstanding that Lender retains the Interest Reserve under the terms of this Agreement.

d. Within fifteen (15) days after the end of each calendar quarter, Borrower shall deliver to Lender: (i) personal financial statements of each Borrower in form and detail reasonably acceptable to Lender and certified as true and accurate by each Borrower, and (ii) bank or brokerage statements or other documentation reasonably acceptable to Lender evidencing the liquid assets of Borrower. For purposes of this Agreement, “liquid assets” shall mean cash and unencumbered marketable securities. Within ten (10) business days after the date of filing, Borrower shall deliver to Lender, copies of all tax returns filed by Borrower.

e. At all times that any portion of the Note remains unpaid, Borrower shall maintain liquid assets having an aggregate value of not less than $ (the “Minimum Liquidity”).

f. At all times that any portion of the Note remains unpaid, Borrower shall maintain a minimum debt service coverage ratio (“DSCR”) of 1.50: 1.00 calculated on a trailing 12 month period at the end of each quarter. Borrower shall deliver to Lender financial statements for the calendar year within sixty (60) days after the end of the calendar year. For purposes of this Agreement, the aforesaid DSCR shall mean the ratio of all net operating income of the Premises to the interest-only debt service payable under the Note during the loan term. Interest payments will be based on an eight percent (8%)’per annum interest-only rate calculated for the actual number of days elapsed on the basis of a 360-day year. For the avoidance of doubt, the financial covenant set forth in this paragraph f. shall be calculated as of the end of each quarter and included within the financial statements to be delivered pursuant to paragraph d. above. Failure to achieve the minimum DSCR as calculated aforesaid, shall be a default of Borrower’s obligations under this Agreement.

g. At all times that any portion of the Note remains unpaid, Borrower shall maintain a minimum deb! yield percentage of not less than 9.0%, calculated as the net operating income of the Premises on a trailing 12 month period at the end of each quarter divided by the unpaid principal balance of the Loan as of the subject date. For the avoidance of doubt, the financial covenant set forth in this paragraph g. shall be calculated as of the end of each quarter and included within the financial statements to be delivered pursuant to paragraph d. above. Failure to achieve the minimum debt yield percentage as calculated aforesaid, shall be a default of Borrower’ s obligations under this Agreement.

l 0. Miscellaneous.

a. Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Borrower under this Loan Agreement shall be in writing and faxed, mailed or delivered to each party to the facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, three (3) business days after mailed; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt. Delivery of notice to either party’s counsel if shown below shall not constitute notice to such party.

Lender:	3535 Factoria Boulevard SE
Suite 500
Bellevue, WA 98006

Borrower:

b. Nonwaiver. No failure or delay on Lender’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

c. Amendment and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Borrower and Lender. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

d. Assignment. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns; provided, however, that Borrower may not sell, assign or delegate tights and obligations hereunder without the prior written consent of Lender, in its sole discretion.

e. Payments Free of Taxes. All payments made by Borrower under the Loan Documents shall be made by Borrower free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings, except applicable taxes imposed on the income of Lender. In addition, Borrower shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement. Upon request by Lender, Borrower shall furnish evidence satisfactory to Lender that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

f. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

g. Expenses. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in connection with custody, preservation or sale of, or other realization on, any of the collateral securing the Note or the enforcement or attempt to enforce any of the obligations of Borrower that is not performed as and when required by this Agreement.

h. Construction. Each of this Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Agreement and the other Loan Documents shall be deemed to be the product of all patties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

L Entire Agreement. This Agreement taken together with the other Loan Documents constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

j. Other Interpretive Provisions. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. The Recitals set forth above are hereby incorporated into and made an integral part of th.is Agreement.

k. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflicts of law rules. Borrower hereby unconditionally consents to King County, Washington as the venue in any action arising out of or relating to this Agreement or any of the other Loan Documents.

I. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

m. Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of providing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth above.

n. Joint and Several Obligation. Each Borrower shall be jointly and severally liable for the performance of any obligation under this Agreement or any other Loan Document.

o. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be executed as of the day and year first above written.

Borrower:

/s/ Patrick T. Files, Jr.
PATRICK T. FILES, JR.

/s/ Jennifer S. Files
JENNIFER S. FILES

Lender:

VAULT HOLDING, LLC
By:	iCap Vault Management, LLC
Its: Manager

By: iCap Enterprises, Inc.

Its: Manager

By:	/s/ Jim Christensen
Name:	Jim Christensen
Title:	Chief Operating Officer

EXHIBIT A

Legal Description of Premises

Parcel I:

That certain portion of the William Ryan Donation Land Claim located in Clark County, Washington, more particularly described as follows:

BEGINNING at a point that is North 146.98 feet and West 320.23 feet from the Southeast corner of Section 26, Township 2 North, Range 1 East of the Willamette Meridian, said point being the Southeast comer of that certain tract conveyed to C.L. Beedle under Auditor’s File No. G 171222, Clark County Deed Records, running thence North 2°02’ West a distance of 472.49 feet to a point; thence North 87°58’ East a distance of 296.00 feet to the Westerly line of that tract conveyed to the Washington State School] for the Deaf by deed recorded under Auditor’s File No. G 134473, Clark County Deed Records; thence South 2°02’ East a distance of 472.49 feet to the Northerly line of a proposed 80 foot street; thence South 87”58’ West along said street a distance of 296.00 feet to the point of beginning.

EXCEPT the South 190 feet thereof. The excepted South 190 feet is hereinafter called Parcel B.

Parcel II:

TOGETHER WITH and the right of ingress and egress to and from the leased premises to Grand Avenue, over and across the North 25 feet of the following described tract:

BEGINNING at a point that is North 139.63 feet and West 526.74 feet from the Southeast comer of Section 26, Township 2 North, Range 1 East of the Willamette Meridian, said point being on the East right of way line of Grand Avenue and on the North right of way line of a proposed 80.0 foot street; and running thence North 0°16’30” East along said Grand Avenue 215.50 feet; thence North 87°58’ East a distance of 197.97 feet; thence South 2°2’ East a distance of 215.32 feet to the Northerly right of way line of the aforementioned proposed street; thence along said right of way South 87°58’ West a distance of 206.65 feet to the point of beginning.